Registration No. 33-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933


                   GTE SOUTHWEST INCORPORATED
     (Exact name of registrant as specified in its charter)


       DELAWARE                                   75-0573444
(State of Incorporation)              (I.R.S. Employer
Identification No.)

              600 Hidden Ridge, Irving, Texas 75038
                         (214) 718-5600
  (Address and telephone number of principal executive offices)
                            _________
   DAVID S. KAUFFMAN, ESQ.                     CHARLES J. SOMES,
ESQ.
  GTE Service Corporation                  GTE Southwest
Incorporated
    One Stamford Forum                         600 Hidden Ridge
 Stamford, Connecticut 06904                  Irving, Texas 75038
      (203) 965-2986                             (214) 718-6999
       (Names, addresses and telephone numbers of agents for
service)
                            _________

     Copies to:  Robert W. Mullen, Jr., Esq., Milbank, Tweed,
Hadley &
               McCloy, 1 Chase Manhattan Plaza, New York, New
York  10005.

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] 33-

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               -2-



                            _________

                                  CALCULATION OF REGISTRATION
FEE


                              Proposed     Proposed
                              Maximum      Maximum
Title of Each Class             Amount     Offering   Aggregate
Amount of
   of Securities    To Be     Price Per    Offering
Registration
 To Be Registered             Registered           Unit
Price                Fee*



Debentures      $300,000,000   101%             $303,000,000
$104,482.76



* Registration fee is calculated pursuant to Rule 457(a) under the Securities
  Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





          SUBJECT TO COMPLETION, DATED DECEMBER 7, 1995

                   GTE SOUTHWEST INCORPORATED

                           DEBENTURES


                        ________________



     GTE Southwest Incorporated (the "Company") intends to offer from time to time up to $300,000,000 aggregate principal amount of its debentures (the "New Debentures") in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate principal amount, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions and other specific terms of each series of New Debentures will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").


                        ________________



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.

                        ________________


     The Company may sell the New Debentures through underwriters or agents, or directly to one or more institutional purchasers.
A Prospectus Supplement will set forth the names of underwriters, if any, any applicable commissions or discounts, the price of the New Debentures and the net proceeds to the Company from any such sale or sales.

                        ________________



        The date of this Prospectus is           , 1995.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.






               STATEMENT OF AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following Regional Offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at its prescribed rates.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference:

     1. The Annual Report on Form 10-K of the Company for the year ended December 31, 1994;

     2. The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and
          September 30, 1995; and

     3.   The Current Reports on Form 8-K of the Company dated
          September 28, 1995, November 9, 1995 and December 1,
          1995.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the New Debentures hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to David S. Kauffman, Esq., Assistant Secretary of the Company, at One Stamford Forum, Stamford, Connecticut 06904. Mr. Kauffman's telephone number is
(203) 965-2986.

                           THE COMPANY

The Company was incorporated under the laws of the State of Delaware in 1926 and provides telecommunications services in the states of Arkansas, New Mexico, Oklahoma and Texas. All of the common stock of the Company is owned by GTE Corporation ("GTE"). The Company's principal executive offices are located at 600 Hidden Ridge, Irving, Texas 75038, telephone number (214) 718-5600.








                               -2-
                       RECENT DEVELOPMENTS

On February 28, 1995, the Company entered into an Agreement of Merger with Contel of Texas, Inc., a Texas corporation ("Contel Texas"), and Contel of the West, Inc., an Arizona corporation ("Contel West"). The Agreement provides that the aforementioned companies (collectively, the "Contel Subsidiaries") would merge with and into the Company, with the Company to be the surviving corporation in the merger (the "Merger"). Each of the Contel Subsidiaries is a wholly-owned subsidiary of Contel Corporation, which is itself a wholly-owned subsidiary of GTE. The Contel Subsidiaries provide communications services in the states of Texas and New Mexico and, in the aggregate, served 251,070 access lines as of October 31, 1995.

Certain historical financial statements of Contel Texas and Contel West, together with unaudited pro forma condensed consolidating income statements adjusted to give effect to the Merger as if it had occurred at the beginning of the earliest period presented and an unaudited pro forma condensed balance sheet adjusted to give effect to the Merger as if it had occurred on the balance sheet date, are included in the Company's Current Report on Form 8-K dated December 1, 1995, which is incorporated herein by reference. The Merger will be accounted for in such financial statements in a manner consistent with a transfer of entities under common control which is similar to a "pooling of interests." It is currently anticipated that the Merger will occur on December 31, 1995.

On November 9, 1995, the Company and the Contel Subsidiaries announced through their parent, GTE Corporation, that in response to recently enacted and pending legislation and the increasingly competitive environment in which the Company and the Contel Subsidiaries expect to operate, effective January 1, 1996, the Company and the Contel Subsidiaries are discontinuing the use of accounting practices appropriate to regulated enterprises. As a result of this decision, the Company and the Contel Subsidiaries will record a non-cash, extraordinary charge of approximately $549.4 million after taxes during the fourth quarter of 1995. This charge, which is based on the results of a comprehensive study of the economic lives of the Company's and the Contel Subsidiaries' telephone plant and equipment, will have no effect on their customers or their liquidity and capital resources.

The Company and the Contel Subsidiaries have traditionally followed the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). In general, SFAS No. 71 required the Company and the Contel Subsidiaries to depreciate their plant and equipment over regulator approved lives which may extend beyond the assets' actual economic lives. SFAS No. 71 also required the deferral of certain costs based upon approvals received from regulators to recover such costs in the future. As a result of these requirements, the recorded net book value of certain assets and liabilities, primarily telephone plant and equipment, was higher than that which would otherwise have been recorded.

The charge will primarily represent an adjustment to the net book value of the fixed assets of the Company and the Contel Subsidiaries, through an increase in accumulated depreciation, and is not expected to have a significant effect on depreciation expense of existing plant and equipment or earnings over the next several years. The income statement effect of this change in accounting will be reflected in the statements of income as an extraordinary charge, net of tax, under the provisions of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71."

                         USE OF PROCEEDS

The net proceeds from the offering and sale of the New
Debentures, exclusive of accrued interest, will be applied toward
(A) the repayment of short-term borrowings incurred (i) in connection with the redemption or repurchase on December 15, 1995 of the following series of first mortgage bonds of Contel Texas:

                  Original    Outstanding    Premium   Total
Principal
        Interest  Maturity  Principal Amount          Paid at
and Premium
 Series   Rate      Date     at Redemption  Redemption at
Redemption



  G      8.75%   4/1/99    $3,700,000      $40,145 $3,740,145
  K      8.50%  1/15/03     1,920,000       47,654  1,967,654


and (ii) for the purpose of financing the Company's construction program, including the construction programs of the Contel Subsidiaries following the Merger, and (B) for general corporate purposes. At October 31, 1995, the Company had short-term borrowings exclusive of current maturities of $55,017,000 at an annual average interest rate of 5.80%. The Company's construction budget is currently estimated at approximately $321,000,000 for 1995 of which approximately $238,156,000 has been incurred through October 31, 1995, principally for central office equipment, outside plant and land and buildings. The Contel Subsidiaries, in general, finance part of their respective construction programs through the use of interim short-term notes payable to affiliates. At October 31, 1995, the aggregate notes payable to affiliates of the Contel Subsidiaries was $32,540,000. The aggregate construction budget of the Contel Subsidiaries is currently estimated at approximately $30,000,000 for 1995 of which approximately $27,513,000 has been incurred through October 31, 1995, principally for central office equipment, outside plant and land and buildings. The balance of the funds for the completion of 1995 construction programs will be obtained primarily from internal sources and short-term borrowings.

               RATIOS OF EARNINGS TO FIXED CHARGES

                         Nine
                        Months
                         Ended
                           September 30,        Years Ended
December 31,
                         19951994    1993    1992    1991   1990
                         ____    ____   ____  ____   ____  ____
Ratios of Earnings to Fixed
 Charges (Unaudited)(a).....     5.18(b)     4.02(c)--(d)   3.72
2.51                     2.81
Pro Forma Combined Ratios of
 Earnings to Fixed Charges
 (Unaudited)(a)(e)       5.33(f) 4.95(g)1.47(h)4.05   2.81  2.97

___________
 (a) Computed as follows: (1) "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charges; (2) "fixed charges" include interest expense and the portion of rentals representing interest.

(b)Results for the nine months ended September 30, 1995 include after-tax gains of approximately $14,000,000 related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic local exchanges in Texas. Excluding these gains, the ratio of earnings to fixed charges for the nine months ended September 30, 1995 would have been 4.71.

(c)Results for 1994 include an after-tax gain of approximately $15,000,000 related to the sale of non-strategic local exchanges in Oklahoma. Excluding this sale, the ratio of earnings to fixed charges for the year ended December 31, 1994 would have been 3.66.

(d)Results for 1993 include an after-tax restructuring charge of approximately $106,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. This caused earnings to be inadequate to cover fixed charges by approximately $19,000,000 and resulted in the ratio of earnings to fixed charges declining to .76. Excluding these items, the ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 3.08.

(e)The pro forma combined ratios of earnings to fixed charges represent the ratios of the Company as if the Merger had been consummated at the beginning of each period presented.

(f)Excluding the gains specified in Note (b) above, the pro forma combined ratio of earnings to fixed charges for the nine months ended September 30, 1995 would have been 4.92.

(g)Excluding the gain specified in Note (c) above, and an after-tax gain of approximately $25,000,000 related to Contel West's sale of non-strategic local exchanges in Arizona, the pro forma combined ratio of earnings to fixed charges for the year ended December 31, 1994 would have been 4.05.

(h)Pro forma combined results for 1993 include an after-tax restructuring charge of approximately $123,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items and an after-tax gain of approximately $13,000,000 related to Contel West's sale of non-strategic local exchanges in Utah, the pro forma combined ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 3.56.

                       THE NEW DEBENTURES

The New Debentures are to be issued as one or more series of the Company's debentures (the "Debentures") under an Indenture dated as of November 15, 1993 as amended and supplemented by the First Supplemental Indenture dated as of December 6, 1995 (as amended and supplemented, the "Indenture"), between the Company and The Bank of New York, as successor trustee to NationsBank of Georgia, National Association (the "Trustee"). By resolution of the Board of Directors of the Company specifically authorizing each new series of Debentures (a "Board Resolution"), the Company will designate the title of each series, aggregate principal amount, date or dates of maturity, dates for payment and rate of interest, redemption dates, prices, obligations and restrictions, if any, and any other terms with respect to each such series.
The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Articles and Sections of the Indenture and the form of Board Resolution, which are filed as exhibits to the Registration Statement.

Form And Exchange

The New Debentures are to be issued in registered form only in denominations of $1,000 and integral multiples thereof and will be exchangeable for New Debentures of the same series of other denominations of a like aggregate principal amount without charge except for reimbursement of taxes, if any. (ARTICLE TWO)

Maturity, Interest And Payment

Information concerning the maturity, interest rate and payment dates of each series of the New Debentures will be contained in a Prospectus Supplement relating to that series of New Debentures.

Redemption Provisions, Sinking Fund and Defeasance

Each series of the New Debentures may be redeemed upon not less than 30 days' notice at the redemption prices and subject to the conditions that will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. (ARTICLE THREE) If a sinking fund is established with respect to any series of the New Debentures , a description of the terms of such sinking fund will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. The Indenture provides that each series of the New Debentures is subject to defeasance. (SECTION 11.02)

Restrictions

The New Debentures will not be secured. The Indenture provides, however, that if the Company shall at any time mortgage or pledge any of its property, the Company will secure the New Debentures, equally and ratably with the other indebtedness or obligations secured by such mortgage or pledge, so long as such other indebtedness or obligations shall be so secured. There are certain exceptions to the foregoing, among them that the Debentures need not be secured:

(i) in the case of (a) purchase money mortgages, (b) conditional sales agreements or (c) mortgages existing at the time of purchase, on property acquired after the date of the Indenture;

(ii) with respect to certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

(iii) with respect to mechanics' and similar liens in the ordinary course of business;

(iv) with respect to the Company's first mortgage bonds outstanding on the date of the Indenture, issued and secured by the Company and its predecessors in interest under various security instruments, all of which have been assumed by the Company (collectively, the "First Mortgage Bonds"), and any replacement or renewal (without increase in principal amount or extension of final maturity date) of such outstanding First Mortgage Bonds;

(v) with respect to First Mortgage Bonds which may be issued by the Company in connection with the consolidation or merger of the Company with or into certain affiliates of the Company in exchange for or otherwise in substitution for long-term senior indebtedness of any such affiliate ("Affiliate Debt") which by its terms (x) is secured by a mortgage on all or a portion of the property of such affiliate, (y) prohibits long-term senior secured indebtedness from being incurred by such affiliate, or a successor thereto, unless the Affiliate Debt shall be secured equally and ratably with such long-term senior secured indebtedness or (z) prohibits long-term senior secured indebtedness from being incurred by such affiliate; or

(vi) with respect to indebtedness required to be assumed by the Company in connection with the merger or consolidation of certain affiliates of the Company with or into the Company.
     (SECTION 4.05)

The Indenture does not limit the amount of debt securities which may be issued or the amount of debt which may be incurred by the Company. (SECTION 2.01) The restriction in the Indenture described above would not afford the holders of the New Debentures protection in the event of a highly leveraged transaction in which unsecured indebtedness was incurred. However, in the event of a highly leveraged transaction in which secured indebtedness was incurred, the above restriction would require the New Debentures to be secured equally and ratably with such secured indebtedness, subject to the exceptions described above. It is unlikely that a leveraged buyout initiated or supported by the Company, the management of the Company or an affiliate of either party would occur, because all of the common stock of the Company is owned by GTE, which has no current intention of selling its ownership in the Company.

Modifications Of Indenture

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series of the Debentures or the rights of the holders of that series of Debentures. However, no such modification shall
(i) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of each holder of Debentures then outstanding and affected thereby. (SECTION 9.02)

The Company and the Trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

Events of Default

The Indenture provides that the following described events constitute "Events of Default" with respect to each series of the Debentures thereunder: (a) failure for 30 business days to pay interest on the Debentures of that series when due; (b) failure to pay principal or premium, if any, on the Debentures of that series when due, whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; (c) failure to observe or perform any other covenant (other than those specifically relating to another series) in the Indenture for 90 days after notice with respect thereto; or (d) certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

The holders of a majority in aggregate outstanding principal amount of any series of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (SECTION 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (SECTION 6.01)

The holders of a majority in aggregate outstanding principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of such series, waive any past default except a default in the payment of principal, premium, if any, or interest. (SECTION 6.06) The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

Concerning The Trustee

The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his own affairs. (SECTION 7.01) Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holders of Debentures, unless offered reasonable security or indemnity by such security holders against the costs, expenses and liabilities which might be incurred thereby. (SECTION 7.02) The Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (SECTION 7.01)

                             EXPERTS

The financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and, with respect to the Contel Subsidiaries, in the Company's Current Report on Form 8-K dated December 1, 1995, each of which is incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report on financial statements of the Company, which includes an explanatory paragraph with respect to the change in the method of accounting for postretirement benefits other than pensions and for income taxes as discussed in Note 1 to the financial statements. Reference is also made to said reports on financial statements of the Contel Subsidiaries, which include explanatory paragraphs with respect to the change in method of accounting for postretirement benefits other than pensions as discussed in Note 1 to each of the financial statements.

                      CERTAIN LEGAL MATTERS

The validity of the New Debentures will be passed upon for the Company by Richard M. Cahill, Esq., Vice President-General Counsel of the Company. Certain legal matters in connection with the New Debentures will be passed upon for the underwriters, agents or institutional purchasers by Milbank, Tweed, Hadley & McCloy of New York, New York.

                      PLAN OF DISTRIBUTION

The Company may sell any series of the New Debentures in one or more of the following ways: (i) to underwriters for resale to the public or to institutional purchasers; (ii) directly to institutional purchasers; or (iii) through Company agents to the public or to institutional purchasers. The Prospectus Supplement with respect to each series of New Debentures will set forth the terms of the offering of such New Debentures, including the name or names of any underwriters or agents, the purchase price of such New Debentures and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such New Debentures may be listed.

If underwriters are used in the sale, such New Debentures will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of New Debentures will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such New Debentures if any are purchased. In the event of a default of one or more of the underwriters involving not more than 10% of the aggregate principal amount of the New Debentures offered for sale, the non-defaulting underwriters would be required to purchase the New Debentures agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of 10% of the aggregate principal amount of the New Debentures, the Company may, at its option, sell less than all the New Debentures offered.

Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

____________________________________________
_____________________________






No dealer, salesman or any other person has
been authorized to give any information or
to make any representations other than those GTE Southwest
Incorporated
contained in this Prospectus in connection
with the offer contained in this Prospectus,      ____________
and, if given or made, such information or
representations must not be relied upon.       PROSPECTUS
This Prospectus does not constitute an offer-
____________
ing by the Company or any dealer in any
jurisdiction in which such offering may not be lawfully made.



             TABLE OF CONTENTS

                                       Page


Statement of Available Information...   2
Incorporation of Certain Documents
 by Reference........................   2
The Company..........................   2
Recent Developments..................   3
Use of Proceeds......................   4
Ratios of Earnings to Fixed Charges...  4
The New Debentures...................   6
Experts..............................   8
Certain Legal Matters................   9
Plan of Distribution.................   9
                                               ____________

                                                        , 1995



____________________________________________
_____________________________









SW:S-3:13

                             PART II


             INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

     1.  Registration fee.........................$104,482.76
     2.  Trustee's fees .......................... 7,500.00
     3.  Cost of printing and engraving........... 25,000.00
     4.  Accounting fees.......................... 13,000.00
     5.  Rating agencies' fees.................... 155,700.00
     6.  Miscellaneous............................9,317.24

                                               $315,000.00


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other business entity. The provisions of Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

     As permitted by the DGCL, the directors and officers of the Company are covered by insurance against certain liabilities which might be incurred by them in such capacities and in certain cases against which they cannot be indemnified by the Company.

Item 16.  Exhibits.

     See Exhibit Index on Page E-1.

Item 17.  Undertakings.

     The Company hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Company pursuant to any charter provision, by-law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irving, State of Texas, on the 6th day of December, 1995.

                              GTE SOUTHWEST INCORPORATED
                                   (Registrant)


                              By:
                                       KATHERINE J. HARLESS
                                       Katherine J. Harless
                                            President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement is signed below by the following persons in the capacities and on the dates indicated.



                                                  )
       KATHERINE J. HARLESS                       )
       Katherine J. Harless   President (Principal     )
                              Executive Officer)  )
                                                  )
                                                  )
                                                  )
                                                  )
        GERALD K. DINSMORE                        )
        Gerald K. Dinsmore    Senior Vice President -  )
                                 Finance & Planning    ) December
6, 1995
                                 and Director     )
                              (Principal Financial     )
                                 Officer)         )
                                                  )
                                                  )
                                                  )
      WILLIAM M. EDWARDS, III                     )
      William M. Edwards, III                     Controller
)
                              (Principal Accounting    )
                                 Officer)         )
                                                  )
                                                  )
                                                  )
                                                  )
        RICHARD M. CAHILL                         )
        Richard M. Cahill     Director            )

                                          )
          MICHAEL B. ESSTMAN                 )
          Michael B. Esstman              Director     )
                                          )
                                          ) December 6, 1995
                                          )
                                          )
          THOMAS W. WHITE                    )
          Thomas W. White     Director    )

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports, dated January 25, 1995, included in the GTE Southwest Incorporated Form 10-K for the year ended December 31, 1994, and included in the Current Report on Form 8-K of GTE Southwest Incorporated dated December 1, 1995, and to all references to our Firm included in this Registration Statement.




                                   ARTHUR ANDERSEN LLP
                                   ARTHUR ANDERSEN LLP


Dallas, Texas
December 6, 1995

                          EXHIBIT INDEX

Exhibit
Number

 1.1 -Form of Purchase Agreement, including Standard Purchase
      Agreement Provisions (December 1995 Edition).

 2.1 -Agreement of Merger, dated February 28, 1995, between GTE Southwest Incorporated, Contel of Texas, Inc. and Contel of the West, Inc. (incorporated by reference from the Current Report on Form 8-K of GTE Southwest Incorporated dated December 1, 1995).

 4.1 -Indenture between GTE Southwest Incorporated and NationsBank of Georgia, National Association, as Trustee, dated as of November 15, 1993 (incorporated by reference from GTE Southwest Incorporated's Registration Statement, File No. 33-50938, filed with the Securities and Exchange Commission on November 5, 1993.)

 4.2 -Form of First Supplemental Indenture between GTE Southwest
      Incorporated and The Bank of New York, as Trustee (as successor Trustee to NationsBank of Georgia, National
      Association), dated as of December 6, 1995.

 4.3 - Form of the Board Resolution under which the Debentures being registered are to be issued.

 5   - Opinion and consent of Richard M. Cahill, Esq.

12.1 - Statements of the ratio of earnings to fixed charges.

12.2 - Pro forma combined statements of the ratio of earnings to fixed charges.

23.1 - Consent of Arthur Andersen LLP is included elsewhere in this Registration Statement.

23.2 - Consent of Richard M. Cahill, Esq. (contained in opinion filed as
      Exhibit 5).

25   - Form T-1 Statement of Eligibility under the Trust
      Indenture Act of 1939 of The Bank of New York.

26   - Form of Invitation for Bids.











                               E-1
SW:S-3:19